As filed with the Securities and Exchange Commission on April 5, 2024

Registration No. 333-272509

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement No. 333-272509

UNDER

THE SECURITIES ACT OF 1933

NGM BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1679911
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Oyster Point Boulevard

South San Francisco, California 94080

(650) 243-5555

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David J. Woodhouse, Ph.D.

Chief Executive Officer

NGM Biopharmaceuticals, Inc.

333 Oyster Point Boulevard

South San Francisco, California 94080

(650) 243-5555

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

NGM Biopharmaceuticals, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (as amended, the “Registration Statement”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock (the “Common Stock”), par value $0.001 per share, registered but unsold or otherwise unissued under the Registration Statement as of the date hereof:

1.

Registration Statement on Form S-3 (Registration File No. 333-272509), which was filed on June 8, 2023, amended on August 4, 2023 and then declared effective by the SEC on August 4, 2023, registering the sale by the Registrant of an indeterminate number of shares of the Registrant’s Common Stock and preferred stock, an indeterminate principal amount of debt securities and an indeterminate number of warrants to purchase Common Stock, preferred stock and/or debt securities, at a maximum aggregate offering price not to exceed $300,000,000.

Effective as of April 5, 2024, pursuant to an Agreement and Plan of Merger, dated as of February 25, 2024, by and among the Registrant, Atlas Neon Parent, Inc., a Delaware corporation (“Parent”), and Atlas Neon Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that remain unsold at the termination of the offerings, removes from registration any and all securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment to the Registration Statement, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 5th day of April, 2024.

NGM Biopharmaceuticals, Inc.

By:	/s/ David J. Woodhouse
David J. Woodhouse, Ph.D.
Chief Executive Officer and Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.